      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2001
                                                  REGISTRATION NO. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               PURCHASESOFT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                          13-2897997
  (State or Other Jurisdiction of                            (I.R.S. Employer
   Incorporation or Organization)                          Identification No.)

                         ONE RESEARCH DRIVE, SUITE 100B
                              WESTBOROUGH, MA 01581
                                 (508) 599-1300
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               DONALD S. LAGUARDIA
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               PURCHASESOFT, INC.
                         One Research Drive, Suite 100B
                              Westborough, MA 01581
                                 (508) 599-1300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                            ------------------------

                                 WITH COPIES TO:
                               JULIO E. VEGA, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                            ------------------------

                         CALCULATION OF REGISTRATION FEE

============================================= =================== ================ =================== ====================
                                                                     PROPOSED
                                                                      MAXIMUM       PROPOSED MAXIMUM
                                                  AMOUNT TO       OFFERING PRICE       AGGREGATE            AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED            BE REGISTERED        PER SHARE       OFFERING PRICE     REGISTRATION FEE
--------------------------------------------- ------------------- ---------------- ------------------- --------------------

Rights to Purchase Shares of Common Stock (1).... 22,951,319           $ --              $ --                 $ --
--------------------------------------------- ------------------- ---------------- ------------------- --------------------
Common Stock, Par Value $0.01 Per Share.......... 22,951,319           $0.88          $20,197,161            $5,050
============================================= =================== ================ =================== ====================

(1) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.
                                           ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and we are not soliciting offers to buy, these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MAY 14, 2001.

                              PURCHASESOFT, INC.
                      22,951,319 Shares of Common Stock
                               $0.88 per Share

         PurchaseSoft, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on May ___, 2001. During this rights offering, we will issue up to 22,951,319 shares of common stock. Shares of the our common stock are currently traded on the OTC Bulletin Board(R) under the symbol "PURC."

------------------------------------- ----------------------------------- -----------------------------------
                                          SUBSCRIPTION RIGHTS PRICE       PROCEEDS TO PURCHASESOFT, INC. (1)
------------------------------------- ----------------------------------- -----------------------------------
PER SHARE                                           $0.88                               $0.88
------------------------------------- ----------------------------------- -----------------------------------
TOTAL                                            $20,197,161                         $20,197,161
------------------------------------- ----------------------------------- -----------------------------------

(1)  Before deducting expenses payable by us, estimated to be $150,050.

---------------------------------------------------------------------------------------------------------------
THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD
REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE 6 OF THIS
PROSPECTUS.
---------------------------------------------------------------------------------------------------------------

         You will receive 1.52 subscription rights for each share of common stock that you owned on May ___, 2001. You will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock at the purchase price of $0.88 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.

         The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on June 20, 2001.

         The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

         L-R Global Partners, L.P., a major stockholder of PurchaseSoft, of which two of our directors are principals, one of whom is our Chief Executive Officer has committed to exercise approximately $10,500,000 of subscription rights in the rights offering.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This rights offering is not being made to, nor will PurchaseSoft, Inc. accept subscription for common stock from, any person in any jurisdiction in which this rights offering or the acceptance of subscriptions would not be in compliance with the securities or "Blue Sky" laws of the jurisdiction.

              THE DATE OF THIS PROSPECTUS IS ___________ ___, 2001

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................................................1
RISK FACTORS.............................................................................................6
    Risks Relating to PurchaseSoft:
    WE HAVE A HISTORY OF LOSSES, WILL PROBABLY CONTINUE TO INCUR NET LOSSES AND MAY NEVER BE PROFITABLE..6
    WE MAY NEED ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS WHICH MAY NOT BE AVAILABLE TO US..............6
    WE WILL NOT BE SUCCESSFUL UNLESS THE PRODUCTS WE DEVELOP ARE ACCEPTED BY THE MARKET..................6
    OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE WITH US AND MAY NOT BE SUCCESSFUL.........................6
    OUR REVENUES DEPEND ON A SINGLE PRODUCT-LINE AND OUR FUTURE REVENUES DEPEND UPON ITS
           COMMERCIAL SUCCESS............................................................................6
    IF WE ARE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL THAT WE NEED, THE IMPLEMENTATION OF
           OUR BUSINESS PLAN COULD SLOW OR OUR FUTURE GROWTH COULD HALT..................................6
    IF WE FAIL TO COMPETE SUCCESSFULLY, OUR ABILITY TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY
        WILL BE IMPAIRED.................................................................................7
    IF WE ARE NOT BE ABLE TO RESPOND TO TECHNOLOGICAL CHANGES OR TO CHANGES IN INDUSTRY STANDARDS
           OUR PRODUCTS MAY BECOME OBSOLETE..............................................................7
    THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF
           OUR COMMON STOCK..............................................................................8
    OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR
           INTELLECTUAL PROPERTY OR BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION, WHICH
           COULD REQUIRE US TO INCUR SIGNIFICANT COSTS...................................................8
    THERE MAY BE FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR
           STOCK PRICE TO FALL...........................................................................8
    OUR STOCK PRICE MAY BE VOLATILE......................................................................9
    YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS COULD BE LIMITED BECAUSE WE ARE CONTROLLED
           BY A MAJOR STOCKHOLDER........................................................................9
    YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT
           TO EXERCISE YOUR RIGHTS......................................................................10
    IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES BECAUSE THE MARKET FOR OUR COMMON STOCK IS LIMITED..10
    Risks Relating to this Offering:
    YOUR PERCENTAGE OWNERSHIP OF PURCHASESOFT MAY BE DILUTED BY THIS OFFERING...........................10
    EXERCISING YOUR SUBSCRIPTION RIGHTS MAY OBLIGATE YOU TO PURCHASE SHARES AT A PRICE HIGHER THAN
           THE MARKET PRICE OF OUR COMMON STOCK.........................................................10
    ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL
           THE RIGHTS OFFERING..........................................................................10
    THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING MAY NOT BE AN INDICATION OF OUR VALUE...........10
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..............................................................10
ABOUT PURCHASESOFT......................................................................................12
RECENT DEVELOPMENTS.....................................................................................19
THE RIGHTS OFFERING.....................................................................................20
IF YOU HAVE QUESTIONS...................................................................................26
DESCRIPTION OF CAPITAL STOCK............................................................................27
USE OF PROCEEDS.........................................................................................29
PRICE RANGE OF COMMON STOCK.............................................................................30
DETERMINATION OF OFFERING PRICE.........................................................................30
PLAN OF DISTRIBUTION....................................................................................31
FEDERAL INCOME TAX CONSIDERATIONS.......................................................................32
STATE AND FOREIGN SECURITIES LAWS.......................................................................34
INDEMNIFICATION.........................................................................................34
EXPERTS.................................................................................................34
IF YOU WOULD LIKE ADDITIONAL INFORMATION................................................................35

                               PROSPECTUS SUMMARY

         This section answers in summary form some questions you may have about PurchaseSoft and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                    QUESTIONS AND ANSWERS ABOUT PURCHASESOFT

WHAT DOES PURCHASESOFT DO? (SEE PAGE 12)

         We provide strategic e-Procurement software solutions to medium and large organizations in the United States and in the United Kingdom. Our objective is to provide our customers with the ability to reduce their costs and take control of corporate expenditures through the use of our software products. Our flagship e-Procurement product, PurchaseSmart(TM), enables organizations to automate their procurement processes thereby reducing costs and improving productivity, while providing real-time decision support information to management. Our principal goal is to be the leader in the e-Procurement solutions marketplace addressing organizational procurement needs. We expect to achieve this objective by continuing to offer the most functional and easy to use leading edge, end-to-end software solutions and unparalleled customer service.

WHERE ARE WE LOCATED? (SEE PAGE 18)

         The address of our corporate headquarters is:

                               PurchaseSoft, Inc.
                         One Research Drive, Suite 100B
                              Westborough, MA 01581


                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

         A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

WHAT IS A SUBSCRIPTION RIGHT? (SEE PAGE 20)

         We are distributing to you, at no charge, 1.52 subscription rights for every share of common stock that you owned on May ___, 2001. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $0.88. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else - only you can exercise them.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE? (SEE PAGE 20)

         The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $0.88.

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 20)

         The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $0.88 per share.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 20)

         If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among stockholders who oversubscribed in proportion to the number of shares those stockholders purchased through the basic subscription privilege. See "The Rights Offering - Oversubscription Privilege."

WHY ARE WE ENGAGING IN A RIGHTS OFFERING? (SEE PAGE 21)

         We are offering the subscription rights principally to convert the outstanding indebtedness owing to L-R Global Partners, L.P., or L-R Global, as we sometimes refer to them, into common stock, as we agreed to in April 2001, while at the same time offering the opportunity to all of our stockholders to purchase shares of our common stock at the same price at which the debt conversion will take place. L-R Global will tender the debt we owe it in payment of the subscription price for the common stock it will purchase in this rights offering. In addition to the conversion of our outstanding debt, we hope, through this rights offering, to obtain additional working capital, allowing us to continue to invest in research and development, to improve customer support infrastructure and expand our sales and marketing capabilities. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. We believe that if all of the subscription rights are exercised in full, the proceeds from the rights offering, together with funds on hand, will be sufficient to finance our operations as projected by our business plan for at least the next twelve months. In the event that all of the subscription rights are not exercised in full, we expect that we will need to seek additional financing to continue funding our operations as projected by our business plan. Of course, even if this rights offering is fully subscribed, we still may need to seek additional financing in the future to continue or expand our operations.

HOW MANY SHARES MAY I PURCHASE? (SEE PAGE 20)

         You will receive 1.52 subscription rights for each share of common stock that you owned on May ___, 2001. We will not distribute fractional subscription rights, but will round the number of subscription rights that you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $0.88.

         If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may request to purchase as many additional shares as you wish for $0.88 per share. While we may be able to honor all of the oversubscription requests, if we cannot, you may not be able to purchase as many shares as you requested by your oversubscription on the certificate. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

HOW DID WE ARRIVE AT THE $0.88 PER SHARE PRICE? (SEE PAGE 22)

         The price per share at which these subscription rights are being offered is equal to the last reported sale price of shares of our common stock on the OTC Bulletin Board(R) at the close of trading on April 12, 2001. On April 12, 2001, a special committee of our Board of Directors agreed that we should enter into an agreement with L-R Global whereby L-R Global would convert its debt into equity prior to June 30, 2001. Although two principals of L-R Global serve on our Board of Directors, one of whom is our Chief Executive Officer, this special committee did not include any directors affiliated with L-R Global. The $0.88 per share price is the price at which L-R Global Partners, L.P. agreed to convert two outstanding demand promissory notes that we issued to them, which bear interest at a rate of 6% per annum, and we are offering to all of our stockholders the right to subscribe for shares of our common stock in this rights offering at that same price.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS? (SEE PAGE 22)

         You must properly complete the attached subscription certificate and deliver it to our subscription agent before 5 p.m., New York City time, on June 20, 2001. The address for our subscription agent is on page 26. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST? (SEE PAGE 21)

         You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., NEW YORK CITY TIME, ON JUNE 20, 2001, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended. If you exercise your rights prior to May 31, 2001, we may decide to issue certificates representing those shares you subscribed for by exercise of your basic subscription privilege as soon as practicable after May 31, 2001. Any shares you may have subscribed for by exercise of your oversubscription privilege will be distributed as soon as practicable after June 20, 2001, once the offering expires.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND? (SEE PAGE 25)

         No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $0.88 per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

         The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

         You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other stockholders do, and in fact L-R Global has committed to exercise their rights, the percentage of PurchaseSoft that you own will diminish, and your voting and other rights will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS? (SEE PAGE 22)

         No.

DO I HAVE TO EXERCISE MY SUBSCRIPTION RIGHTS?

         No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS? (SEE PAGE 32)

         The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

WHEN WILL I RECEIVE MY NEW SHARES? (SEE PAGE 20)

         If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after June 20, 2001. For those stockholders who exercise their subscription rights on or prior to May 31, 2001, we have the discretion to distribute shares purchased pursuant to the basic subscription privilege as soon as practicable after May 31, 2001. We also have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or oversubscription privilege.

CAN WE CANCEL THE RIGHTS OFFERING? (SEE PAGE 22)

         Yes. A committee of our disinterested directors may cancel the rights offering for any reason at any time on or before June 20, 2001. However, if we decide to issue shares of stock to holders exercising their basic subscription privilege prior to May 31, 2001, we may cancel at any time on or prior to May 31, 2001. If we cancel the rights offering, any money we may have already received from stockholders will be refunded promptly.

HOW MUCH MONEY WILL PURCHASESOFT RECEIVE FROM THE RIGHTS OFFERING? (SEE PAGE 29)

         Our gross proceeds from the rights offering depend on the number of shares that are purchased. If all $20,200,000 of subscription rights offered by this prospectus are exercised, then we will receive proceeds of approximately $9,700,000 in cash and our outstanding indebtedness of approximately $10,500,000 owing under the demand promissory notes issued to L-R Global will be cancelled.

         To guarantee us that a minimum of approximately $10,500,000 of subscription rights are exercised in this rights offering, L-R Global, our largest stockholder, two principals of which serve on our Board of Directors, one of whom is our Chief Executive Officer, has committed to exercise a substantial portion of its basic subscription privilege and pay for this exercise by cancellation of existing indebtedness of approximately $10,500,000, which will be sufficient to allow the effective conversion of our outstanding indebtedness owing to it into shares of our common stock, even if no other stockholders exercise their subscription rights.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING? (SEE PAGE 29)

         We will use any proceeds generated from the exercise of subscription rights in this rights offering, not including the exercise of rights by L-R Global through the cancellation of outstanding indebtedness from which we derive no proceeds, for additional working capital, for investing in research and development, to improve customer support infrastructure and for expansion of our sales and marketing capabilities.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING? (SEE PAGE 25)

         The number of shares of our common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 22,951,319 new shares of common stock during the rights offering, and then we will have 38,050,871 shares of common stock outstanding. Even if no other stockholders exercise their subscription rights, L-R Global has committed to purchase a total of approximately 11,932,000 shares of common stock from us in the rights offering, in which case we will have approximately 27,032,000 shares of common stock outstanding after the rights offering.

WHAT IF I HAVE MORE QUESTIONS? (SEE PAGE 26)

         If you have more questions about the rights offering, please contact our Chief Financial Officer, Philip D. Wolf, at:

                               PurchaseSoft, Inc.
                         5001 W. 80th Street, Suite 835
                              Bloomington, MN 54437
                           Telephone: (952) 843-6104.

                                  RISK FACTORS

         INVESTING IN PURCHASESOFT'S COMMON STOCK IS VERY RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO MAKE FURTHER INVESTMENTS IN OUR COMMON STOCK.

Risks Relating to PurchaseSoft:

WE HAVE A HISTORY OF LOSSES, WILL PROBABLY CONTINUE TO INCUR NET LOSSES AND MAY NEVER BE PROFITABLE.

         We had a net loss of approximately $3,900,000 for the fiscal year ended May 31, 2000 and had an accumulated deficit of approximately $28,500,000. We had a net loss of approximately $5,400,000 for the nine months ended February 28, 2001 and had an accumulated deficit of approximately $33,900,000. We have experienced ongoing losses from operations and expect that these losses will continue for at least some period until product sales may be generated in sufficient volume to offset expenses. For the fiscal year ended May 31, 2000, we had revenues of $337,898. For the fiscal year ended May 31, 1999, we had revenues of $372,255. We will need to generate significant revenues from sales of our software products and services to achieve and maintain profitability.

WE MAY NEED ADDITIONAL CAPITAL TO OPERATE OUR BUSINESS WHICH MAY NOT BE AVAILABLE TO US.

         At February 28, 2001, we had a cash balance of approximately $5,000,000. In the event that all of the subscription rights are not exercised in full in this offering, we expect that we will need to seek additional financing to continue funding our operations as projected by our business plan. Of course, even if this rights offering is fully subscribed, we still may need to raise additional funds through public or private debt or equity financings to be competitive, to accelerate our sales and marketing programs and to establish a stronger financial position. Additional financings may not be available on terms that are favorable to us, or at all. A failure to obtain additional funding could impair our ability to implement our business plan and may result in an inability to fund our operations.

WE WILL NOT BE SUCCESSFUL UNLESS THE PRODUCTS WE DEVELOP ARE ACCEPTED BY THE MARKET.

         We have heavily invested in research for, and development of, our core purchasing and materials management software system - PurchaseSmart (TM). We cannot offer any assurance that our PurchaseSmart(TM) solution will achieve market acceptance. We believe that our history of poor financial performance has negatively affected our image in the marketplace and that we may have forfeited business from potential customers who expressed concerns about our financial status and ability to remain solvent. Our largest challenge is to gain widespread market acceptance of our PurchaseSmart(TM) solution. If our solutions fail to obtain market acceptance, our ability to generate revenue will be impaired.

OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE WITH US AND MAY NOT BE SUCCESSFUL.

         As a team, our management has a very limited history in operating PurchaseSoft and we cannot be assured that our management team will be successful in meeting planned objectives, which would impact our future growth. If we are unable to meet these goals it will reduce our ability to compete successfully and grow revenue.

OUR REVENUES DEPEND ON A SINGLE PRODUCT-LINE AND OUR FUTURE REVENUES DEPEND UPON ITS COMMERCIAL SUCCESS.

         We expect to derive substantially all of our revenues from the sale of our PurchaseSmart(TM) software solution and related support services. If this solution and service offering is not accepted by our customers or if our sales of these products are negatively affected by any competition from other products, significant flaws in the products, incompatibility with third-party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which PurchaseSmart(TM) runs, our revenues will not grow.

IF WE ARE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL THAT WE NEED, THE IMPLEMENTATION OF OUR BUSINESS PLAN COULD SLOW OR OUR FUTURE GROWTH COULD HALT.

         Our ability to generate revenues and our future success depends substantially upon our ability to attract, on a timely basis, and retain skilled technical, managerial, marketing and professional services personnel. Competition for qualified personnel, in particular for product development, business development and sales and marketing personnel, is intense, and we compete in the marketplace against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. Any failure to attract, assimilate or retain qualified personnel to fulfill our current and future needs could impair our growth and reduce our ability to develop, market and sell our products.

IF WE FAIL TO COMPETE SUCCESSFULLY, OUR ABILITY TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY WILL BE IMPAIRED.

         The software products industry is intensely competitive. We face competition from many sources, including independent software vendors such as Ariba, Commerce One, Clarus, Concur Technologies, iPlanet, Oracle, Rightworks, Elcom and I2. These competitors all offer software products performing functions similar to our products. We also could face indirect competition from our prospective customer base if these organizations initiate internal efforts to expand the capacity and functionality of their legacy systems. In addition, suppliers of relational database management systems and companies that develop management information software applications for large multinational manufacturers have begun to target our potential customers and offer applications that compete in our markets. Because the market space in which we compete is experiencing significant growth, new competitors may enter these markets and increase competition.

         Many of our competitors have larger customer bases, greater financial and technical resources and better name recognition than we do. There is a significant possibility that some of our competitors may establish strategic or other commercial relationships or alliances that may enable them to compete more effectively against us. If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations and loss of revenues.

IF WE ARE NOT BE ABLE TO RESPOND TO TECHNOLOGICAL CHANGES OR TO CHANGES IN INDUSTRY STANDARDS, OUR PRODUCTS MAY BECOME OBSOLETE.

         The market for our software products is characterized by rapid technological advances, constantly evolving industry standards, changing end-user requirements, and frequent new product introductions and/or enhancements. We may fail to anticipate or respond adequately to technological developments. We may experience significant delays in product development or introduction of new products and enhancements. The introduction of new products by our competitors, the market acceptance of products embodying new technologies and the emergence of new industry standards could render our existing products, and products currently under development, obsolete and unmarketable. We may be unable to enhance our current products or to develop and introduce new products that keep pace with technological developments and achieve market acceptance. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues. The failure of new products to gain market acceptance or our inability to introduce products compatible with ever-changing technology on a timely basis may damage our ability to compete and may negatively impact our business and operations

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         Our revenues and operating results can vary substantially from quarter to quarter due to a number of factors. Our ability to increase revenue is dependent on our ability to grow sales activity, which provides opportunities for consulting, training and subsequent maintenance revenues, all of which may be recognized in future quarters. In addition, our sales and marketing efforts may only eventually lead to revenue in the future, while generating current costs and expenses. As a result, our operating results for one or more future quarters may not meet the expectations of public securities market analysts and/or our stockholders, which would decrease the price of our common stock.

OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION, WHICH COULD REQUIRE US TO INCUR SIGNIFICANT COSTS.

         We rely on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of our proprietary software and business practices. In spite of these precautions, the possibility exists that an unauthorized third party will copy or reverse-engineer portions of our products or obtain and use information that we regard as proprietary. The mechanisms we use to protect our software and other proprietary information may not be adequate, particularly in foreign countries where the laws may not protect our proprietary rights to the same extent as the laws of the United States. If competitors are able to use our technology, our ability to compete could be harmed. As the number of competitors providing software products in the industry increases and the functionality of these products further overlaps, we expect that software products will increasingly be subject to claims of infringement on third-party proprietary rights. Any of these types of claims, even if without merit, could result in costly litigation and may require us to redesign or stop selling, incorporating or using our products that use any challenged intellectual property or enter into royalty or licensing arrangements with third parties, which may not be available to us on acceptable terms, or at all. Any lawsuits regarding intellectual property rights could impair our ability to become profitable.

THERE MAY BE FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT COULD CAUSE OUR STOCK PRICE TO FALL.

         Upon the completion of this offering, there may be an additional 22,951,319 shares of our common stock available for public sale. Assuming that the holders of our outstanding options and warrants exercise those securities, we would have to issue a total of up to approximately 4,301,000 additional shares of common stock. Sales of a substantial number of shares of our common stock in a short time would cause the market price of our common stock to decrease significantly. In addition, the sale of any of these shares may impair our future ability to raise capital through the sale of additional stock.

OUR STOCK PRICE MAY BE VOLATILE.

         Based on the trading history of our common stock, we believe that some factors cause the market price of our stock to fluctuate significantly. These factors include:

o        quarterly fluctuations in our financial results;

o sales or purchases of a substantial number of shares of our common stock in a short time;

o announcements of technological innovations or new products by us or our competitors;

o market conditions in the software industry, and in the industries that purchase our products;

o        changes in relationships with our customers; and

o the size of the public float of the our common stock, which itself will largely depend on the number of shares of common stock sold in this rights offering.

YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS COULD BE LIMITED BECAUSE WE ARE CONTROLLED BY A MAJOR STOCKHOLDER.

         As of April 30, 2001, L-R Global and two principals of L-R Global who serve on our Board of Directors, one of whom is our Chief Executive Officer, in the aggregate owned approximately 66.3% of our voting stock. L-R Global and our Chief Executive Officer, a principal of L-R Global who serves on our Board of Directors, also hold warrants and options presently exercisable for an aggregate of approximately 487,100 shares of common stock that if exercised prior to the rights offering would increase its ownership of our voting stock to approximately 67.4%. The rights offering could, and is very likely to, result in L-R Global owning an even greater percentage of our common stock. If no other stockholders exercise subscription rights, then L-R Global and its affiliates, by virtue of exercising a portion of its basic subscription privilege through cancellation of indebtedness would own approximately 81% of our voting stock. L-R Global has enough votes to approve or disapprove any matters that are determined by a majority vote of our stockholders, which severely limits your ability to influence PurchaseSoft through voting your shares.

Risks Relating to this Offering.

YOUR PERCENTAGE OWNERSHIP OF PURCHASESOFT MAY BE DILUTED BY THIS OFFERING.

         If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of PurchaseSoft relative to stockholders who exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 0.66% of the equity of PurchaseSoft, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or oversubscription privilege, then your percentage ownership will be reduced to 0.26%.

EXERCISING YOUR SUBSCRIPTION RIGHTS MAY OBLIGATE YOU TO PURCHASE SHARES AT A PRICE HIGHER THAN THE MARKET PRICE OF OUR COMMON STOCK.

         The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock is already, or decreases below, $0.88, then you will have committed to buy shares of common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing the shares of PurchaseSoft common stock you purchased are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL THE RIGHTS OFFERING.

         Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING MAY NOT BE AN INDICATION OF OUR VALUE.

         The subscription price was set at the closing price of our shares on April 12, 2001, the date on which a special committee of our Board of Directors, which did not include any directors affiliated with L-R Global, agreed to enter into an agreement whereby L-R Global would convert its debt into equity prior to June 30, 2001. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of PurchaseSoft.

IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES BECAUSE THE MARKET FOR OUR COMMON STOCK IS LIMITED.

         Trading in our common stock is presently conducted in the over-the-counter market and a developed regular trading market for the stock may not be sustained. Our common stock is quoted on the OTC Bulletin Board(R), an inter-dealer, over-the-counter market that provides significantly less liquidity than a national stock exchange or NASDAQ, and quotes for stocks included on the OTC Bulletin Board(R) are not listed in the financial sections of newspapers as are those for a national securities exchange or NASDAQ. You may find it difficult to obtain accurate price quotations for your common stock or to sell your stock at or near its original offering price, or at any price.

YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO EXERCISE YOUR RIGHTS

         Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, American Stock Transfer & Trust Company, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor American Stock Transfer & Trust Company undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains and may incorporate by reference "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. These statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "intend," "expect," "anticipate," "estimate," "continue," or other similar words. Variations on those or similar words, or the negatives of these words, also may indicate forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. We have included a discussion entitled "Risk Factors" in this prospectus, highlighting important factors that could cause our actual results to differ materially from our expectations. If in the future you hear or read any forward-looking statements about us, you should refer back to the discussion in "Risk Factors." The forward-looking statements in this prospectus are accurate only as the date of this prospectus. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

         These forward-looking statements include expressions of interest in our PurchaseSmart(TM) software product, as well as the potential for future orders of our software product or new products we may later introduce. Forward-looking statements are inherently uncertain. Our actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to risks and uncertainties, including the following:

         o our history of losses, accumulated deficit, inconsistent revenues and the uncertainty of future profitability;

         o the uncertainty of market acceptance of our PurchaseSmart(TM)software product or any products introduced in the future;

         o new management and the ongoing need to recruit sales, service, development and implementation personnel;

         o        the intensity of competition in the software industry;

         o the rapid progress of technology in the industry in which we participate;

         o        our dependence on a single product; and

         o the level of protection over our intellectual property and proprietary rights.

         In addition to the risks and uncertainties discussed below, you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission and in our Annual Report on Form 10-KSB/A for the year ended May 31, 2000. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on these statements.

                               ABOUT PURCHASESOFT

         PurchaseSoft, Inc. provides strategic e-Procurement software solutions to medium and large organizations in the United States and in the United Kingdom. Our objective is to provide our customers with the ability to reduce their costs and take control of corporate expenditures through the use of our software products. Our flagship e-Procurement product, PurchaseSmart(TM), enables organizations to automate their procurement processes thereby reducing costs and improving productivity, while providing real-time decision support information to management. Our principal goal is to be the leader in the e-Procurement solutions marketplace addressing organizational procurement needs. We expect to achieve this objective by continuing to offer the most functional and easy to use leading edge, end-to-end software solutions and unparalleled customer service.

OUR HISTORY

         Our expertise in procurement comes from our extensive experience in this area. We began operations as a management consulting firm specializing in "best practices" for purchasing and materials management in 1977. In 1985, we sensed the market need for an automated purchasing software package and, under the name of Greentree Software, Inc., introduced our first software product for purchasing materials management for use on IBM compatible PCs. Since that time, we have continued to offer leading edge software solutions by adapting the latest technology and incorporating procurement best practices and knowledge gained from successful customer implementations. In October 1999, we released our newest Solution, PurchaseSmart(TM), a Web-based software solution, written in JAVA and HTML, which provides operational support for an organization's strategic procurement and e-commerce needs. Customers' expectations are evolving at the same pace as technology. Today, e-Procurement customers expect ready-made catalog content from e-Procurement solution providers. To address this need for normalized data from suppliers, we are developing our supplier exchange service offering. Through this service, which we will host and manage, we expect to continue to serve our clients' full value procurement needs.

         Most organizations still buy operating resources through a traditional paper-based manual or semi-automated process. These processes are inefficient, costly, difficult to maintain and often error prone. They also require a significant time investment from key financial and administrative personnel. The inefficiencies in these processes are felt throughout the organization in many ways. Delays caused by inefficient and time consuming processes ultimately result in a significant loss of productivity. Dependence upon a manual or semi-automated process does not allow the organization to fully leverage the economies of scale presented by their own operations. Manual or semi-automated processes simply do not afford the user the ability to meaningfully monitor the users of the system to ensure that the users are following established procedures or pre-negotiated buying opportunities. This inability to capture and manipulate data in "real-time" means that the organization is not using its resources in the most efficient way possible increasing the cost of doing business. We have designed our software solutions to help our customers take control of these processes. We believe that our solution offers our customers a way to take control of the inefficient manual or semi-automated process and replace them with current technology designed to allow our customers to do business more efficiently.

THE PURCHASESOFT SOLUTION

         The PurchaseSoft software solution consists of three key components - PurchaseSmart(TM), the core software product designed for the purchasing professional, SourceSmart(TM), the easy-to-use front end interface product that provides basic procurement functionality, and WebQuote(TM), which enables supplier participation in the procurement process. The PurchaseSoft solution offers functionality in the areas of Web-based procurement, transaction management, supply chain management and planning and forecasting. This solution is designed to address all procurement needs from requisitioning and purchasing through auctioning and advanced analysis.

         PURCHASESMART(TM): PurchaseSmart(TM) is a software program that provides Web-based, end-to-end operational support for strategic procurement and e-Commerce. It enables organizations to reduce processing costs and improve productivity, by automating the procurement cycle, linking end-users throughout the organization with approvers and financial systems. PurchaseSmart(TM) is designed to connect large numbers of end users, approvers, and administrative personnel through Web based applications that automate procurement and financial processes. The functionality of PurchaseSmart(TM) is directed at the purchasing professionals in an organization. It provides all the tools that are needed by buyers and purchasing managers to effectively manage the procurement process and supplier performance. PurchaseSmart(TM) features the following functionality:

          o  Requisitioning                           o  Electronic Cataloging
          o  Purchase Order Management                o  Receiving
          o  Request for Quotations (RFQs)            o  User Self Registration
          o  Auctioning                               o  Advanced Analysis and Reporting
          o  Quotations and Bid Analysis              o  Data Integration and Migration

         SOURCESMART(TM): SourceSmart(TM) is an easy-to-use front-end interface that gives users basic purchasing functionality.. Written in HTML, SourceSmart(TM) is accessed using a Web browser. With SourceSmart(TM), users can scan catalogs, select items, create requisitions and with proper authorization, approve requisitions created by others. The requisitions, depending on business rules, can be converted to purchase orders to be sent directly to suppliers or sent to an approval workflow process as defined by the organization. Information from SourceSmart(TM) is immediately available in PurchaseSmart(TM) for analysis, so that total corporate spending can easily be controlled and managed.

         WEBQUOTE(TM): WebQuote(TM) provides buyers with the ability to issue pricing requests and/or initiate auctioning events over the Internet. Suppliers can be specifically invited to participate by an email message directing them to the organization's auction Web site through a hyperlink. Using the Bid Analysis feature, the competing suppliers' bids can be analyzed and purchase orders placed with selected suppliers. The auctioning feature and the ability to analyze supplier bids allows for dynamic pricing and reduction in cost of goods purchased.

         Several additional powerful modules can be added to PurchaseSmart(TM) allowing the customer to customize the System to match the needs of the organization. These modules are Inventory, Asset Tracking, and Invoice Matching.

         The PurchaseSmart solution was designed to meet the needs of procurement professionals and the larger organizations within which they work. The system meets these sometime competing needs by incorporating and consistently employing the following key features:

o Easy-to-use Interfaces: All features of the PurchaseSmart solution are accessed through a browser-based interface. The user interface is designed to be intuitive and requires minimal training.

o E-mail enabled workflow: The system uses an organization's e-mail infrastructure to implement a flexible workflow process linking requisitioners, buyers, managers, and approvers.

o Powerful Analytics: The system actively tracks the procurement activity in an organization. The data collected can be analyzed with the built-in tools that include Buyer/Requisitioner Analysis, Supplier Performance Analysis and Item/Commodity Analysis. These real-time analyses help the key decision-makers make strategic sourcing decisions that result in better control of procurement, improved supplier performance, reduction of "maverick" buying and overall improvements to the full procurement cycle.

o Integration Capability: The system can be integrated to existing ERP and legacy systems using the built-in Integration functionality.

o Multi-platform Architecture: Based on the SilverStream Application Server platform, the system can be hosted on multiple hardware and software configurations such as Microsoft Windows NT, Sun Solaris, AIX and Linux on the Intel and Sun architectures. The system supports robust industry standard databases including Microsoft SQL Server and Oracle.

         PurchaseSoft has always endeavored to incorporate the latest technologies into our solution to keep our software on the cutting edge of software design. We believe our solutions have historically featured the most breadth and functionality available through the continual development of new features for our customers. In keeping with these traditions, we are currently working on improving our solution's work-flow and including both multi-lingual and multi-currency capabilities.

         We are also completing development of an advanced, feature-rich supplier exchange system. Our e-Procurement customers will be able to subscribe to various levels of service on this exchange, allowing them access to catalog content and to produce transactions with suppliers. Suppliers participating in the exchange will be able to manage their content and receive and respond to various types of transactions with customers. Advanced features such as auctioning and reverse auctioning will also be available within the exchange. We intend to position the exchange as a convenient and cost effective content and transaction solution for our customers, while also making it convenient and cost effective for suppliers to participate in the exchange.

MARKETING

         The primary functions of our marketing efforts are to create market awareness of our e-Commerce solutions, create new sales opportunities for sales initiatives and to educate the marketplace regarding the capabilities of our products. We expect to reach targeted markets through an integrated marketing campaign consisting of direct mail, trade shows, public relations, advertising and seminars and through Web site programs. Our marketing programs are targeted at the decision-makers within the enterprise.

         On February 21, 2001, we entered into an agreement with VIA Design and Marketing, Inc., or VIA to provide strategic marketing consulting services in the areas of marketing strategy, messaging and brand positioning. VIA will operate as an integral part of our marketing efforts including the preparation of our annual marketing communications plan. This plan will address the strategy and messaging by which we differentiate our brand from our competitors as well as the suggested mix of marketing and advertising activities necessary to achieve our goals.

         VIA will also create an interactive and intelligent Web site that we expect to be a critical part of our marketing and sales efforts. Our new Web site will present an interactive experience for visitors that will be more informative than our current static site. When completed, this site will allow us to communicate with our customers through secure sites on the web, distribute upgrades to our products, conduct demonstrations with prospective customers and efficiently track sales and marketing activities.

SALES AND IMPLEMENTATION

         We intend to distribute our software solutions primarily using highly motivated direct sales representatives. We plan to increase our direct sales force while simultaneously stepping up our efforts to secure alliances with systems integrators and other critical strategic relationships. Both our direct and indirect sales efforts will feature our fully featured solution that may be installed directly at the customer site or available as a hosted application through our partnership with USinternetworking.

         In our sales efforts we approach the senior management teams of our potential customers calling on the Chief Financial Officer, Chief Information Officer and Chief Executive Officer. We will also call upon, when appropriate, the head of the prospective customer's purchasing department. We use sales teams that consist of both sales professionals and technical professionals who work in conjunction to provide business specific presentations, demonstrations and proposals that focus on the needs of the particular customer.

         Our professional services personnel are deployed to the customer site early in the sales process. These professionals assist the sales executives and the customers throughout the entire sales process from the proposal to the final implementation of the product. We believe that early exposure to our technology, strategy and methodology of implementation ensures customer satisfaction at the end of the process.

         One of the principal benefits of our partnership with USinternetworking is that it can deploy our software virtually anywhere in the world via our hosted application. We believe that considerable opportunity exists for the sale of our products outside of the United States. We are pursuing these worldwide initiatives via critical relationships with strategic partners in these countries. We believe that these strategic partnerships will assist us in the international distribution of our software and will provide a critical component of our international efforts. However, the competition for successful sales personnel as well as strong technology partnerships is intense and there can be no guarantee that we will be successful in recruiting personnel or in developing a strong alliance network. We intend to incur significant sales and distribution expenses in future periods.

COMPETITION

         The market for our solution is intensely competitive, constantly evolving and subject to instant change brought on by changes in technology and/or offerings of other participants in the industry. The intensity of the competition increases each quarter and is likely to continue at its current pace as new participants enter the industry and current players expand their product offerings. We believe that our principal source of competition is from independent software vendors with whom we compete directly. Our current and potential competitors include Ariba, Commerce One, Clarus, Concur Technologies, iPlanet, Oracle, Rightworks, Elcom and I2. Some of our potential competitors are developing Web-based solutions designed to allow their customers to buy more effectively from suppliers while other competitors are attempting to add procurement applications to their existing suite of products. Chief among this last group are the significant ERP vendors such as SAP, PeopleSoft, J.D. Edwards and Oracle. These ERP vendors have a substantial installed customer base into which to offer these products. In addition, there are relatively low barriers to entry into this marketplace and we expect additional competition to come from new and/or emerging companies.

         We believe that the principal competitive factors affecting our market include the breadth and depth of the solution, the functionality of the solution and its ability to integrate easily with legacy technology, customer satisfaction, the relative ease of use of the solution, the ability to successfully implement the solution and the total cost of the solution. PurchaseSoft believes that we compete favorably with our competition in these areas. However, this market is new and evolving constantly and we may not be able to maintain our competitive position against both our current and potential competitors, especially those with greater resources.

         Many of our competitors have larger customer bases, greater financial and technical resources and better name recognition than we do. There is a significant potential that some of our competitors may establish strategic or other commercial relationships or alliances that may enable them to compete more effectively against us. It is therefore possible that these partnerships and alliances could gain significant market share. Competitive pressures brought about by new technologies and consolidations within the industry will continue to escalate. We cannot assure you that we will be able to compete against our current and future competitors.

RESEARCH AND DEVELOPMENT

         We have made substantial investments in research and development. Research and development expenses were $860,012 and $753,902 in fiscal 2000 and fiscal 1999, respectively. In October 1999, we released our newest solution, consisting of PurchaseSmart(TM), SourceSmart(TM) and WebQuote(TM). PurchaseSmart(TM) is a Web-based, e-Procurement software solution, written in JAVA, which provides operational support for strategic procurement and e-Commerce. SourceSmart(TM) is an easy-to-use requisitioning system, written in HTML and accessed using a Web browser. WebQuote(TM) provides buyers with the ability to issue pricing requests and/or initiate auctioning events over the Internet. We intend to make continual and substantial investments in our research and development activities to keep our software solutions at the leading edge of e-Procurement and e-Commerce offerings. The research and development group is currently working on enhancing the PurchaseSmart(TM) product workflow capabilities as well as adding multi-lingual and multi-currency capabilities.

         We are completing the development of an advanced, feature-rich supplier exchange system. Our e-Procurement customers will be able to subscribe to various levels of service on this exchange, allowing them access to electronic catalog content and to produce transactions with suppliers. Suppliers participating in the exchange will be able to manage their electronic catalog content and receive and respond to various types of transactions with customers. Advanced features such as auctioning and reverse auctioning will also be available within the exchange. We intend to position the exchange as a convenient and cost effective content and transaction solution for our customers, while also making it convenient and cost effective for suppliers to participate in the exchange.

         PurchaseSoft expects to develop enhancements to our PurchaseSmart(TM) products primarily through internal resources. We also intend to license third-party technology to integrate with our software to take advantage of the ever-increasing availability of new e-commerce offerings, which can shorten research to market time and provide functionality beyond our core competencies. We maintain a formal quality assurance program to create versions of our software that are reliable and documented before they are released for general distribution. We believe in continuous product enhancement based on feedback from key customers, prospects, analysts and other sources.

         On March 15, 2001, we entered into an agreement with Tata Infotech Limited, or Tata, to provide computer consultancy, programming and testing services. We have retained Tata to allow accelerated development along two parallel paths: our internal development resources will be dedicated to the maintenance and enhancement of our existing PurchaseSmart(TM) product, built on the SilverStream(TM) development platform. Tata will create a J2EE compliant new core product offering to be developed pursuant to specifications provided by PurchaseSoft. We anticipate this new product will be available for sales to our customers in the third quarter of fiscal 2002.

         Our development and quality assurance teams are highly trained software professionals specializing in Internet technologies including Java, HTML and XML. We expect to continue to recruit the highest caliber software professionals to ensure our products provide customers with state-of-the-art features and intuitive ease of use.

SOFTWARE MAINTENANCE

         Maintenance revenues for fiscal 2000 and fiscal 1999 were $159,826 and $175,869, respectively, a decrease of $16,043, or 9.1%. During fiscal 2000, PurchaseSoft was supporting all three versions of our software as shown in the following table:

                      CAP         GTPP        PURCHASESOFT       TOTAL
FY 2000              $    350       $87,223        $72,253      $159,826
FY 1999                 5,056      $145,942        $24,871      $175,869

Dollar change        $(4,706)     $(58,719)        $47,382     $(16,043)
Percentage change     (93.1%)       (40.2%)         190.5%        (9.1%)

CAP(TM)       - Computer Aided Purchasing, DOS based system  (Supported through
                December 31, 1999).


GTPP(TM)      - GT PurchasePro, two-tier, 16-bit client server based system
                (Supported generally through May 31, 2000, except for several specific customers who will be supported until their one year agreements expire).

PURCHASESOFT(TM) - Two-tier, 32-bit client server based system.

         In fiscal 2000, maintenance revenue associated with products that were no longer being supported or being phased out was down $63,425 over the prior period. In contrast, our maintenance revenue on our PurchaseSoft(TM) product increased by $47,382, or 190.5%, over the prior period.

         Maintenance contracts have been generally sold to customers for 15% of the software product list price for a one-year renewable term. We record payment of these maintenance contracts as deferred maintenance revenue and recognize revenue on a pro-rata basis over the term of the contract. These contracts entitle the customer to telephone support and unspecified upgrades, as they become available. We believe that maintenance and support services are a very important component of the overall solution we are providing and intend to continue investing in the personnel and technical resources necessary to provide customers with state of the art maintenance and support services. In order to provide this level of service, we are considering raising our pricing of maintenance contracts.

WARRANTIES

         Our standard license agreement for our PurchaseSmart(TM) software solution warrants that the software will be free from defects in materials and workmanship for a period of 90 days following delivery of the software to the customer. Our customers have the option and are encouraged to purchase annual maintenance contracts for the software. Our standard maintenance agreement for PurchaseSmart(TM) software provides that we will furnish those services that are necessary to correct any malfunction in the software. Under the terms of these agreements, if we are unable to correct a malfunction by means of telephone or telecommunication assistance, repairs may, at the customer's option, be performed on the premises where the software is located. For maintenance services rendered, the customer is obligated to pay us fees at prescribed rates as set forth in the agreement and to provide reimbursement for travel and other expenses. These services were not significant during fiscal 2000 or 1999.

COPYRIGHTS, TRADEMARKS AND PATENTS

         We have registered with the United States Patent and Trademark Office the trademark "PurchaseSoft(R)" for our purchasing and materials management software product. We have applied for registration for the marks "PurchaseSmart(TM)" and "SourceSmart(TM)" as well. PurchaseSoft has sought, and will continue to seek, the protection of all of our software and documentation through a combination of contract, copyright, trademark and trade secret laws, as appropriate. We will continue to aggressively protect our trademark, copyright and proprietary rights against any attempt by a competitor or any other person or entity to infringe or interfere with intellectual property rights. Litigation in this area is expensive, however, and we may not wish to commit funds to commence or pursue litigation, especially because the high costs could adversely affect our operational results. Even if we commence litigation, there is no assurance that we would prevail or have adequate resources to fully pursue any claims we may have or vigorously defend our position.

EMPLOYEES

         As of May 9, 2001, we had forty-one full-time employees consisting of: eight sales and marketing personnel; seventeen development personnel; nine customer support personnel and seven administrative personnel. None of our employees is subject to a collective bargaining agreement. We believe relations with our employees are good.

PROPERTIES

         Our corporate headquarters is currently located at One Research Drive in Westborough, Massachusetts, where we occupy approximately 10,320 square feet of space under a lease that expires in May 2007. In June 2000, we opened our Client Care Facility at 101 Eisenhower Parkway in Roseland, New Jersey, where we occupy approximately 1,930 square feet under a lease that expires in July 2005. We also lease short-term office space in Bloomington, Minnesota.

ENVIRONMENTAL REGULATIONS

         PurchaseSoft believes that compliance with federal, state, and local laws and regulations, which have been enacted or adopted regulating the discharge of materials into the environment have not had, or in the foreseeable future, will not have any material adverse effect upon our capital expenditures, earnings, or competitive position.

                               RECENT DEVELOPMENTS

RESEARCH AND DEVELOPMENT RESTRUCTURING

         On May 2, 2001, we commenced a restructuring of our product development department to better organize our product development efforts. We have retained the services of Brad Friedlander, a principal with Arthur D. Little, Inc., to act as our interim manager of our product development department. Mr. Friedlander will run the day-to-day operations of our product development department and provide strategic consulting services to improve the department's structure. In connection with this departmental restructuring, Mr. P. Gopalakrishnan, our previous CTO was released from service. We are actively engaged in seeking a new vice president of product development and are optimistic that we will be able to hire a qualified individual in the very near future.

CASH BALANCE, LIQUIDITY, FINANCING

         As of February 28, 2001, we had a cash balance of approximately $5,000,000, which we believe is sufficient to fund our planned operating expenses and capital requirements until July 31, 2001. Since April of 1998, L-R Global has been principally responsible for providing financial support and funding our operations in order to allow us to maintain liquidity and adequate levels of working capital. In March 2000 and again in January 2001, the Company borrowed a total of $10,000,000 from L-R Global to fund our operations and signed demand promissory notes in return. On April 12, 2001, we reached an agreement with L-R Global to convert our outstanding debt and accrued interest of approximately $10,500,000 to shares of common stock at a price per share of $0.88 per share, the last sale price for the Company's common stock that day. L-R Global will cancel its debt and accrued interest with the Company in connection with the exercise of a portion of its basic subscription privilege in this rights offering.

         On March 28, 2001, we engaged Devonshire Holdings, LLC, or Devonshire as we refer to them, to act as our financial advisor. Devonshire is assisting us in analyzing our capital requirements and the development of our financing strategy, which includes this rights offering. In the event that this offering is not fully subscribed, Devonshire will assist us in raising additional debt or equity capital in the private markets. We have agreed to pay Devonshire for services under a performance-based arrangement, under which we will pay Devonshire a fixed monthly advisory fee as well as investment banking fees, which are payable in cash and warrants. These fees are only payable to Devonshire upon a successful infusion of new capital into the Company, which does not include this rights offering. As has been the case during previous periods, our levels of liquidity and capital resources have impeded our pursuit of new initiatives.

BOARD OF DIRECTORS

         Our board of directors currently consists of Brad I. Markowitz, Jeffrey Pinkerton, J. Murray Logan and Donald S. LaGuardia.

                               THE RIGHTS OFFERING

         BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

THE SUBSCRIPTION RIGHTS

         We are distributing non-transferable subscription rights to stockholders who owned shares of our common stock on May ___, 2001, at no cost to the stockholders. We will give you 1.52 subscription rights for each share of common stock that you owned on May ___, 2001. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of subscription rights down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $0.88. If you wish to exercise your subscription rights, you must do so before 5 p.m., New York City time, on June 20, 2001. After that date, the subscription rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION PRIVILEGE

         Each subscription right will entitle you to receive, upon payment of $0.88, one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after June 20, 2001, whether you exercise your subscription rights immediately prior to that date or earlier. In our discretion, we may elect to distribute shares to stockholders who subscribe in the rights offering, solely with respect to shares issuable upon exercise of their basic subscription privilege, on or prior to May 31, 2001. If we elect to do so, those stockholders who have exercised their subscription privileges on or prior to May 31, 2001 will receive certificates representing the shares purchased pursuant to their basic subscription privilege as soon as practicable after May 31, 2001. Any stockholder who exercises his, her or its basic subscription privilege and also the oversubscription privilege, will receive any shares allocated as a result of the oversubscription privilege in accordance with the allocation and certificate distribution procedures described in the following section captioned "Oversubscription Privilege."

OVERSUBSCRIPTION PRIVILEGE

         Subject to the allocation described below, each subscription right also grants you an oversubscription privilege to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your oversubscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all oversubscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will only receive the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their oversubscription privileges. In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

         As soon as practicable after June 20, 2001, American Stock Transfer & Trust Company, our "subscription agent," will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date of the offering, which is June 20, 2001, unless the offering is extended. We have the discretion to delay allocation and distribution of any and all shares to stockholders who elect to participate in the rights offering, including shares that we issue with respect to your basic or oversubscription privilege. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the subscription agent and PurchaseSoft as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

AGREEMENT TO CONVERT OUTSTANDING INDEBTEDNESS

         In order to obtain working capital, on March 23, 2000, PurchaseSoft borrowed $5,000,000 from L-R Global and signed a demand promissory note, which bears interest at a rate of 6% per annum, in return. Under the terms of this note, we must repay the principal and interest due at any time upon the demand of L-R Global. On January 30, 2001, we borrowed an additional $5,000,000 from L-R Global and signed a demand promissory note, which bears interest at a rate of 6% per annum, in return. Under the terms of this note, we must repay the principal and interest due at any time upon the demand of L-R Global.

         On April 12, 2001, we entered into an agreement whereby L-R Global agreed to convert the total principal and accrued interest owing on the two demand promissory notes of approximately $10,500,000 into shares of our common stock at a price per share of $0.88, which was the last reported sale price at which our shares traded on that day. In fulfillment of its obligations under this conversion agreement, L-R Global has agreed to exercise a substantial portion of its basic subscription privilege in the rights offering for approximately $10,500,000 and cancel the debt represented by the notes as part of the purchase price for shares purchased in the rights offering.

NO RECOMMENDATIONS

         We are not making any recommendation as to whether or not you should exercise your subscription rights. In making any investment decision to exercise rights, you must consider your own best interests. None of the members of our Board of Directors makes any recommendation as to whether you should exercise your rights.

EXPIRATION DATE

         The rights will expire at 5 p.m., New York City time, on June 20, 2001, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will similarly be extended. If you do not exercise your basic subscription privilege and oversubscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described later on in this prospectus.

WITHDRAWAL RIGHT

         A committee of our disinterested directors may withdraw the rights offering in its sole discretion at any time prior to or on June 20, 2001, for any reason, including a change in the market price of our common stock. For those stockholders who exercise their subscription rights on or prior to May 31, 2001, we have the discretion to distribute shares purchased pursuant to the basic subscription privilege as soon as practicable after May 31, 2001. If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

         The price per share at which these subscription rights are being offered is equal to the last reported sale price of shares of our common stock on the OTC Bulletin Board(R) at the close of trading on April 12, 2001. This is the price at which L-R Global agreed on April 12, 2001 to convert our outstanding demand promissory notes, and we are offering shares in this rights offering at that same price. A special committee of our Board of Directors, which did not include any directors affiliated with L-R Global, agreed that we should enter into an agreement with L-R Global whereby L-R Global would convert its debt into equity prior to June 30, 2001. The $0.88 per share subscription price should not be considered an indication of the actual value of PurchaseSoft or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.88 per share.
See "Determination of Offering Price."

TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Only you may exercise the basic subscription privilege and the oversubscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the oversubscription privilege.

FOREIGN AND UNKNOWN ADDRESSES

         We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. The subscription certificates will be held by American Stock Transfer & Trust Company for those stockholders. To exercise their rights, these stockholders must notify American Stock Transfer & Trust Company prior to 5:00 p.m., New York City time, on the third business day prior to the expiration date.

EXERCISE OF SUBSCRIPTION RIGHTS

         You may exercise your subscription rights by delivering to the subscription agent on or prior to June 20, 2001:

o        A properly completed and duly executed subscription certificate;

o        Any required signature guarantees; and

o Payment in full of $0.88 per share of common stock to be purchased through the basic subscription privilege and the oversubscription privilege.

You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading "subscription agent." We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

METHOD OF PAYMENT

         Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "AMERICAN STOCK TRANSFER & TRUST COMPANY, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds. If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, we may agree to an alternative payment method, which may include, for example, cancellation of debt. If you use an alternative payment method, the subscription agent must receive the full amount of your payment in currently available funds within one over-the-counter ("OTC") trading day prior to June 20, 2001. Payment will be deemed to have been received by the subscription agent only upon:

         (A) clearance of any uncertified check;

         (B) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, any postal, telegraphic or express money order, or any funds transferred by wire transfer; or

         (C) receipt of funds by the subscription agent through an alternative payment method.

         Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of June 20, 2001 to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

GUARANTEED DELIVERY PROCEDURES

         If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior June 20, 2001, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

         (1) You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the oversubscription privilege, on or prior to June 20, 2001;

         (2) You send, and the subscription agent receives, on or prior to June 20, 2001, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the oversubscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three OTC trading days following the date of the notice of guaranteed delivery; and

         (3) You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 921-8336. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES

         Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of the subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

         If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of the shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

         If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

         (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

         (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

         (3) to subscribe for additional shares of common stock pursuant to the oversubscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

         We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in states or other jurisdiction if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction. We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares if, at the time the subscription rights expire, you have not obtained clearance or approval.

OUR DECISION BINDING

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in its exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within that time as we determine in our sole discretion. Neither PurchaseSoft nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION

         After you have exercised your basic subscription privilege or oversubscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

NO EFFECT ON STOCK OPTIONS

         No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately 38,051,000 shares of common stock will be issued and outstanding. This would represent a 152% increase in the number of outstanding shares of common stock as of the date of this prospectus. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

FEES AND EXPENSES

         We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither PurchaseSoft nor the subscription agent will pay these expenses.

SUBSCRIPTION AGENT

         We have appointed American Stock Transfer & Trust Company as subscription agent for the rights offering. The subscription agent's address for packages sent by mail or overnight delivery is:

                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                        6201 Fifteenth Avenue, 3rd Floor
                               Brooklyn, NY 11219

         The subscription agent's telephone number is (718) 921-8200 and its facsimile number is (718) 921-8336. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and specified expenses of the subscription agent, which we estimate will total $7,500. We have also agreed to indemnify the subscription agent from any liability, which it may incur in connection with the rights offering.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENTS

         Each holder of rights bears all risk of the method of delivery to American Stock Transfer & Trust Company of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to American Stock Transfer & Trust Company and clearance of payment prior to the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

                                    IMPORTANT

         PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO JUNE 20, 2001. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                              IF YOU HAVE QUESTIONS

         If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact us at:

                               PurchaseSoft, Inc.
                         5001 W. 80th Street, Suite 835
                          Bloomington, Minnesota 54437
               Attention: Philip D. Wolf, Chief Financial Officer
                            Telephone: (952) 843-6104

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share. As of April 30, 2001, there were approximately 400 holders of record of common stock. In connection with this offering we are registering 22,951,319 shares of PurchaseSoft common stock.

COMMON STOCK

         As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. You are entitled to receive dividends, if any, declared by our Board of Directors. You should be aware that we have never declared or paid cash dividends and do not intend to pay cash dividends in the foreseeable future. In a liquidation, dissolution or winding-up of PurchaseSoft, the holders of common stock will be entitled to share ratably in the distribution of all assets left after we pay all of our liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. In addition, you do not have the benefit of a sinking fund for your shares of common stock. The outstanding shares of common stock are, and the shares to be issued upon the exercise of any subscription rights distributed in this offering will be, when issued and paid for, fully paid and non-assessable.

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

         There are provisions of our certificate of incorporation and by-laws that may have an anti-takeover effect. These provisions may delay, defer or impede a takeover attempt of PurchaseSoft even if it would be in your best interest. However, because L-R Global can currently, and after the rights offering will continue to be able to, elect all members of our Board of Directors and control the outcome of most, if not all, matters submitted to a vote of stockholders, such provisions currently have limited significance to you.

         Our certificate of incorporation provides that you and the other stockholders may not take action by written consent but only by conducting an annual or special meeting of stockholders. Our by-laws provide that special meetings of stockholders may be called only upon the request of holders of more than one-third of the outstanding PurchaseSoft common stock, by the Chairman of the Board or by a majority of the Board of Directors, which is calculated as if there were no vacancies on the Board of Directors.

         PurchaseSoft is a Delaware corporation. Section 203 of the Delaware General Corporation Law prohibits some transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

         This prohibition is effective unless:

         o the business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

         o the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

         o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         In general, the prohibitions do not apply to business combinations with persons who were stockholders prior to the corporation becoming subject to
Section 203. L-R Global is not subject to the restrictions on "business combinations" under Section 203.

                                 USE OF PROCEEDS

         We will apply the net proceeds from the rights offering to finance our working capital, to invest in research and development, to improve our customer support infrastructure, to expand our sales and marketing capabilities and for other general operating expenses and capital requirements. On March 23, 2000, PurchaseSoft borrowed $5,000,000 from L-R Global and signed a demand promissory note, which bears interest at a rate of 6% per annum, in return. On January 30, 2001, we borrowed an additional $5,000,000 from L-R Global, and signed a demand promissory note, which bears interest at a rate of 6% per annum, in return. Under the terms of these notes, we must repay the principal and interest due at any time upon the demand of L-R
Global.

         On April 12, 2001, we entered into an agreement whereby L-R Global agreed to convert the total principal and accrued interest owing on the two demand promissory notes of approximately $10,500,000 into shares of our common stock at a price per share of $0.88, which was the last sale price at which our shares traded on that day. In fulfillment of its obligations under this conversion agreement, L-R Global has agreed to exercise a substantial portion of its basic subscription privilege in the rights offering for approximately $10,500,000 and cancel the debt represented by the notes as part of the purchase price for shares purchased in the rights offering.

         Our gross proceeds from the rights offering depend on the number of shares that are purchased. If all $20,200,000 of subscription rights offered by this prospectus are exercised, then we will received proceeds of approximately $9,700,000 in cash and our outstanding indebtedness of approximately $10,500,000 owing under the demand promissory notes issued to L-R Global will be cancelled.

         We believe that if all of the subscription rights are exercised in full, the proceeds from the rights offering, together with our funds on hand, will be sufficient to finance our operations as projected by our business plan for at least the next twelve months. In the event that all of the subscription rights are not exercised in full, we expect that we will need to seek additional financing to continue funding our operations as projected by our business plan. Of course, even if this rights offering is fully subscribed, we still may need to seek additional financing in the future to continue or expand our operations.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed for quotation under the symbol "PURC" on the National Association of Securities Dealers OTC Bulletin Board(R). The following table sets forth the range of high and low bid quotations of the common stock for each quarterly period during the current fiscal year ending May 31, 2001 and the two fiscal years ended May 31, 2000 and May 31, 1999 as reported by OTC Bulletin Board(R).

                                                                         BID
                                                               ----------------------
         PERIOD                                                HIGH               LOW
         ------                                                ----               ---
FISCAL YEAR ENDING MAY 31, 2001
         First Quarter                                        $3.062              $1.812
         Second Quarter                                       $4.625              $1.906
         Third Quarter                                        $2.750              $1.437
         Fourth Quarter                                         N/A                 N/A

FISCAL YEAR ENDED MAY 31, 2000
         First Quarter                                        $0.937              $0.437
         Second Quarter                                       $0.593              $0.320
         Third Quarter                                        $9.750              $0.410
         Fourth Quarter                                       $8.000              $2.062

FISCAL YEAR ENDED MAY 31, 1999
         First Quarter                                        $2.625              $1.031
         Second Quarter                                       $1.750              $0.687
         Third Quarter                                        $1.500              $0.687
         Fourth Quarter                                       $1.375              $0.687

         As of April 30, 2001, there were approximately 400 holders of record of our common stock. It is our current policy not to pay cash dividends on our common stock.

                         DETERMINATION OF OFFERING PRICE

         The price per share at which these subscription rights are being offered is equal to the last reported sale price of shares of our common stock on the OTC Bulletin Board(R) at the close of trading on April 12, 2001. This is the price at which L-R Global agreed on April 12, 2001 to convert our outstanding demand promissory notes, and we are offering shares in this rights offering at that same price. A special committee of our Board of Directors, which did not include any directors affiliated with L-R Global, agreed that we should enter into an agreement with L-R Global whereby L-R Global would convert its debt into equity prior to June 30, 2001. The $0.88 per share subscription price should not be considered an indication of the actual value of PurchaseSoft or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.88 per share.
See "Determination of Offering Price."

                              PLAN OF DISTRIBUTION

         We are offering shares of our common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offer and no commissions, fees or discounts will be paid in connection with this offering. None of our officers and other employees will receive any commissions or compensation for these services other than their normal employment compensation.

         On or about May __, 2001, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of common stock on May ___, 2001. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, at the address on page 26. See "The Rights Offering - Exercise of Subscription Rights." If you have any questions, you should contact our Chief Financial Officer, Philip D. Wolf, at the telephone number and address on page 26.

         We have agreed to pay the subscription agent a fee of $7,500 plus expenses, and have agreed in some cases to indemnify the subscription agent from any liability it may incur in connection with this rights offering. YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS COULD BE LIMITED BECAUSE WE ARE CONTROLLED BY A MAJOR STOCKHOLDER.

         We estimate that our total expenses in connection with the rights offering will be $150,050.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summarizes the material federal income tax considerations of the rights offering to you and to PurchaseSoft. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law, for example, dealers in securities life insurance companies and tax exempt organizations. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

         THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                            TAXATION OF STOCKHOLDERS

         RECEIPT OF A SUBSCRIPTION RIGHT. You will not recognize any gain or other taxable income upon receipt of a subscription right.

         TAX BASIS AND HOLDING PERIOD OF SUBSCRIPTION RIGHTS. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

         If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, and the tax basis of your common stock will not change, unless you elect, by attaching an irrevocable election statement to your federal income tax return for 2001, to allocate tax basis to your subscription rights.

         If you allow a subscription right to expire, it will be treated as having no tax basis, and the tax basis of your common stock wil not change.

         Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         EXPIRATION OF SUBSCRIPTION RIGHTS. You will not recognize any loss upon the expiration of a subscription right.

         EXERCISE OF SUBSCRIPTION RIGHTS. You generally will not recognize a taxable gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

                            TAXATION OF PURCHASESOFT

         We will not recognize any taxable gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                        STATE AND FOREIGN SECURITIES LAWS

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling to, or accepting any offers to purchase any shares of common stock from, you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in some states or other jurisdictions in order to comply with the securities law requirements of these states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by some states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specified other persons in particular instances.

         Our certificate of incorporation and by-laws provide for advancement of expenses and indemnification of our officers and directors and other persons against liabilities and expenses incurred by any of them in specified proceedings and under particular conditions to the fullest extent allowed under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of PurchaseSoft pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB/A for the year ended May 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       IF YOU WOULD LIKE MORE INFORMATION

         PurchaseSoft files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                              450 Fifth Street, NW
                              Washington, DC 20549

                        7 World Trade Center, Suite 1300
                               New York, NY 10048

                       500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov).

         Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to:

                     Philip D. Wolf, Chief Financial Officer
                               PurchaseSoft, Inc.
                         5001 W. 80th Street, Suite 835
                          Bloomington, Minnesota 54437
                            Telephone: (952) 843-6104

         We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

         (1) our Annual Report on Form 10-KSB/A for the year ended May 31, 2000;

         (2) our Quarterly Report on Form 10-QSB for the period ended February 28, 2001, our Quarterly Report on Form 10-QSB for the period ended November 30, 2000, and our Quarterly Report on Form 10-QSB/A for the period ended August 31, 2000;

         (3) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934; and

         (4) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the expiration of the rights offering.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document. You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                  ------------

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

PURCHASESOFT, INC. HAS NOT AUTHORIZED ANY PERSON TO GIVE YOU INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. YOU SHOULD RELY SOLELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THE PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY PURCHASESOFT COMMON STOCK AFTER THE PROSPECTUS DATE.








            TABLE OF CONTENTS


Prospectus Summary ..............................1
Risk Factors.....................................6
A Warning About Forward-Looking Statements .....10
About PurchaseSoft..............................12
Recent Developments.............................19
The Rights Offering.............................20
If You Have Questions...........................26
Description of Capital Stock....................27
Use of Proceeds.................................29
Price Range of Common Stock.....................30
Determination of Offering Price.................30
Plan of Distribution............................31
Federal Income Tax Considerations...............32
State and Foreign Securities Laws...............34
Indemnification.................................34
Experts.........................................34
If You Would Like Additional Information........35






                               Rights to Subscribe
                                       to
                                22,951,319 Shares

                                   -----------

                               PURCHASESOFT, INC.


                                  Common Stock

                                   -----------



                                   PROSPECTUS

                                   -----------








                              __________ ___, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee.......................................................................             $5,050
Subscription Agent Fees and Expenses.......................................................             $7,500
Legal Fees and Expenses....................................................................           $100,000
Blue Sky Fees and Expenses.................................................................             $5,000
Accounting Fees and Expenses...............................................................            $10,000
Printing and Engraving Expenses............................................................            $15,000
Miscellaneous Costs........................................................................             $7,000
                                                                                             --------------------

      Total................................................................................           $150,050
                                                                                             ====================


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Certificate of Incorporation and the By-Laws of PurchaseSoft provide for advancement of expenses and indemnification of officers and directors of PurchaseSoft and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 16.                   EXHIBITS
  4.1         Form of Subscription Certificate.
  5.1         Opinion of Bingham Dana LLP.*
 10.1         6% Demand Promissory Note, dated March 23, 2000, of PurchaseSoft,
              Inc. to L-R Global Partners, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, April 14, 2000).
 10.2         6% Demand Promissory Note, dated January 30, 2001, of
              PurchaseSoft, Inc. to L-R Global Partners, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, April
              16, 2001).
 10.3         Conversion Agreement, dated April 12, 2001, by and between
              PurchaseSoft, Inc. and L-R Global Partners, L.P.
 23.1         Consent of Bingham Dana LLP (included in Exhibit 5.1).*
 23.2         Consent of PricewaterhouseCoopers LLP.
 24.1         Power of Attorney (included on signature page).
 99.1         Instructions for Use of PurchaseSoft, Inc. Subscription
              Certificates.
 99.2         Notice of Guaranteed Delivery.
 99.3         Form of Letter to Stockholders.



 99.4         Form of Letter to Brokers.
 99.5         Form of Subscription Agent Agreement between PurchaseSoft and
              American Stock Transfer and Trust Company.

--------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution;

         Provided, however, paragraphs (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934, as amended.

(2) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

(3) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the

Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, PurchaseSoft, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westborough, Commonwealth of Massachusetts, on this 14 day of May, 2001.

                                          PurchaseSoft, Inc.


                                          By:       /S/ DONALD S. LAGUARDIA
                                             ------------------------------
                                          Donald S. LaGuardia
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                                          DIRECTOR

                                POWER OF ATTORNEY

   Each person whose signature appears below hereby appoints Donald S. LaGuardia and or Philip D. Wolf, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                   TITLE                              DATE
  /S/ PHILIP D. WOLF                        Chief Financial Officer, Treasurer              May 14, 2001
---------------------------
Philip D. Wolf                              and Assistant Secretary (Principal
                                            Financial and Accounting Officer)

  /S/ JEFFREY B. PINKERTON                  Vice Chairman, Chief Product                    May 14, 2001
---------------------------
Jeffrey B. Pinkerton                        Strategist and Director


  /S/ BRAD I. MARKOWITZ                     Director                                        May 14, 2001
---------------------------
Brad I. Markowitz


  /S/ J. MURRAY LOGAN                       Chairman of the Board of Directors and          May 14, 2001
---------------------------
J. Murray Logan                             Director


                                  EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION
  4.1         Form of Subscription Certificate.
  5.1         Opinion of Bingham Dana LLP.*
 10.1         6% Demand Promissory Note, dated March 23, 2000, of PurchaseSoft,
              Inc. to L-R Global Partners, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, April 14, 2000).
 10.2         6% Demand Promissory Note, dated January 30, 2001, of
              PurchaseSoft, Inc. to L-R Global Partners, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, April
              16, 2001).
 10.3         Conversion Agreement, dated April 12, 2001, by and between
              PurchaseSoft, Inc. and L-R Global Partners, L.P.
 23.1         Consent of Bingham Dana LLP (included in Exhibit 5.1).*
 23.2         Consent of PricewaterhouseCoopers LLP.
 24.1         Power of Attorney (included on signature page).
 99.1         Instructions for Use of PurchaseSoft, Inc. Subscription
              Certificates.
 99.2         Notice of Guaranteed Delivery.
 99.3         Form of Letter to Stockholders.
 99.4         Form of Letter to Brokers.
 99.5         Form of Subscription Agent Agreement between PurchaseSoft and
              American Stock Transfer and Trust Company.

--------------------
*  To be filed by amendment.